                                                                    EXHIBIT 12.1

Litchfield Financial Corporation
Ratio of Earnings to Fixed Charges

                                                                      SIX MONTHS
                                                                        ENDED
                                       YEAR ENDED DECEMBER 31,         JUNE 30,
                                ----------------------------------   -----------
                                1992   1993   1994   1995    1996   1996   1997
                                ----   ----   ----   ----    ----   ----   ----
Income before income taxes
  and extraordinary item       2,448  3,677  4,318   5,515   8,574  3,836  4,919

Interest Expense                 629  2,717  3,158   6,138   7,197  3,297  5,042
                               -----------------------------------  ------------

Total                          3,077  6,394  7,476  11,653  15,771  7,133  9,961
                               ===================================  ============

Total                          3,077  6,394  7,476  11,653  15,771  7,133  9,961
                               -----  -----  -----  ------  ------  -----  -----
Interest Expense                 629  2,717  3,158   6,138   7,197  3,297  5,042

Ratio of earnings to fixed
  charges                       4.89   2.35   2.37    1.90    2.19   2.16   1.98
                               ===================================  ============